Exhibit 21.1

Subsidiaries of the Registrant

Bank of Hampton Roads, a Virginia corporation, is a wholly-owned subsidiary of Hampton Roads Bankshares, Inc.

(1)	Bank of Hampton Roads Service Corporation, a Virginia corporation, is a wholly-owned subsidiary of Bank of Hampton Roads.

(2)	Gateway Insurance Services, Inc, a North Carolina corporation, is a wholly-owned subsidiary of Bank of Hampton Roads.

(i)	Insurance Express Premium Finance, a North Carolina corporation, is a wholly-owned subsidiary of Gateway Insurance Services, Inc.

(3)	Gateway Investment Services, Inc, a North Carolina corporation, is a wholly-owned subsidiary of Bank of Hampton Roads.

(4)	Gateway Bank Mortgage, Inc, a North Carolina corporation, is a wholly-owned subsidiary of Bank of Hampton Roads.

Shore Bank, a Virginia corporation, is a wholly-owned subsidiary of Hampton Roads Bankshares, Inc.

(1)	Shore Investments Service Corporation (Shore Investments Inc.), a Virginia corporation, is a wholly-owned subsidiary of Shore Bank.

(i)	Shore Investments, Inc. owns a 6% interest in Bankers Title, LLC, which was organized in Virginia.

Hampton Roads Investments, Inc., a Virginia corporation, is a wholly-owned subsidiary of Hampton Roads Bankshares, Inc.

Hampton Roads Bankshares, Inc. owns a 7% interest in Davenport Financial Fund, LLC, which was organized in Virginia.